                                                                    EXHIBIT 11.1


                    PURE ATRIA CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            THREE MONTHS ENDED
                                           --------------------
                                                 MARCH 31,
                                           --------------------
                                             1997        1996
                                           --------     -------
Net income (loss)......................... $(43,161)    $ 3,851
                                           ========     =======

Weighted average number of common
 shares outstanding.......................   42,326      39,433

Number of common stock equivalents as a
 result of stock options outstanding
 using the treasury stock method..........       --       3,966

Shares used in per share computation......   42,326      43,399
                                           --------     -------

Net income (loss) per share...............  $ (1.02)    $  0.09
                                           ========     =======

(1) This exhibit presents the primary and fully diluted per share computations. There is no material difference in the per share amounts when applying either method.